Exhibit 14.1

CODE OF

BUSINESS CONDUCT

A MESSAGE TO EMPLOYEES

As an independent, world-class organization, Syniverse is committed to the highest standards of business conduct. The following Code of Business Conduct is your guide for ensuring Syniverse conducts its business in a legal and ethical manner. It condenses our company’s previous Code and combines it with Syniverse’s Proprietary Rights Acknowledgment Statement.

Our Code applies to all employees and agents of Syniverse, regardless of your geographic location. Each of us is responsible for upholding this Code and complying with the laws and highest standards of business ethics anywhere Syniverse does business.

Syniverse Technologies, Inc. Code of Business Conduct (8/02)

Since the Code cannot address every possible situation, employees with questions regarding the applicability or interpretation of the Code should send their questions to the departments or individuals set forth in this document. All of us are responsible for abiding by Syniverse’s standards, as well as taking actions that preserve and uphold our company’s integrity.

You are accountable for familiarizing yourself with this Code and keeping it handy for your ongoing reference.

As a condition of your employment, you must sign and return the Acknowledgment that has been included with this Code to Syniverse’s HR team.

Our ongoing success depends on our ability to perform to the highest standards of business conduct with each other, our customers and our many business partners.

Ed Evans

Chief Executive Officer

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TABLE OF CONTENTS

NOTICE	iii

INTRODUCTION	1

COMPLIANCE WITH THE LAW	1

CONFLICT OF INTEREST	2

CONFIDENTIAL INFORMATION	3

PROPRIETARY RIGHTS ACKNOWLEDGMENT STATEMENT	3

GIFTS AND ENTERTAINMENT	4

COMPANY ENDORSEMENTS AND TESTIMONIALS	5

PERSONAL USE OF COMPANY PROPERTY	5

ACCURACY, INTEGRITY OF BOOKS AND RECORDS AND PROTECTION OF COMPANY FUNDS	5

INSIDER TRADING AND CORPORATE DISCLOSURE POLICY	6

NON-DISCRIMINATION, EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT	6

DRUG FREE WORK PLACE	6

EXPORT AND DIRECT PAYMENTS	6

IMPLEMENTATION OF THE CODE	7

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NOTICE

This Code of Business Conduct is not an employment contract in any form, although adherence to these standards is a condition of employment. This code does not give you rights of any kind, and may be changed by the Company at any time without notice. United States employees and U.S. International Assignees of the Company and its subsidiaries must understand that there is no fixed duration and there are no fixed terms or conditions to the employment relationship. Employees can terminate their employment whenever they wish and for whatever reason they might have with or without notice, just as the Company or its subsidiaries can terminate their employment or change the terms and conditions of their employment at any time and for any reason or no reason, with or without cause, and with or without notice. This is known as employment-at-will. This at-will employment relationship may not be modified except in a written agreement signed by the employee and an authorized representative of the Company that employs the employee, and with concurrence from the Company’s Legal Department.

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INTRODUCTION

This Code of Business Conduct (the “Code”) is a general statement of policies and procedures of Syniverse Technologies, Inc., (“Syniverse” or “Company”) for conducting its business in a legal and ethical manner. It is not an exhaustive list of employees’ duties and responsibilities.

The Code includes provisions from existing Corporate Policies and is intended to provide an accessible reference for all employees.

All policies and procedures in the Code apply to all employees and agents of the Company whether operating inside or outside of the United States.

The policy of the Company is to prevent the occurrence of illegal or unethical behavior, to halt any illegal or unethical behavior that may occur as soon as reasonably possible after its discovery, and to discipline those who violate the Code, including individuals responsible for the failure to exercise proper supervision and oversight to detect and report any violations by their subordinate employees. Discipline may, when appropriate, include dismissal.

An employee who has a question regarding the applicability or interpretation of the Code should utilize the procedure specified in the section entitled “IMPLEMENTATION OF THE CODE.”

COMPLIANCE WITH THE LAW

The employees of the Company shall comply with the laws and highest standards of business ethics and conduct in every country in which the Company does business. Such laws include but are not limited to:

1.	Safety and Health Laws – The Company is committed to providing its employees with a safe and healthy work environment. Employees shall comply with all applicable occupational health and safety laws and regulations.

2.	Antitrust Laws – All employees shall comply with the antitrust laws. In order to avoid activities that may raise inferences of a violation or result in allegation of a violation of the antitrust laws, the following policies shall apply:

•	No employee shall enter into any understanding, agreement, plan or scheme which the employee has reason to believe is illegal under any of the antitrust laws.

•	No employee shall exchange or discuss with any competitor information relating to Company prices or pricing policies, distribution policies, suppliers or customer selection or classifications, credit policies or any other similar competitive information.

•	No employee shall knowingly participate in any formal or informal meeting with third parties at which agreements or understandings of the type described in bullet 1 above are being made or at which information of the type described in bullet 2 above is being exchanged or discussed.

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3.	Environmental Laws – All employees of the Company and all of its facilities and operations shall comply with all applicable environmental laws, rules and regulations, including those dealing with emissions to the atmosphere, discharges to surface or underground works, drinking water supplies, solid and hazardous waste management, releases of hazardous substances, community emergency response planning and toxic substances control.

4.	Intellectual Property Laws – All employees of the Company shall comply with copyright, trademark and other applicable laws governing Company and third party intellectual property.

CONFLICT OF INTEREST

Each employee must avoid any investment, interest, or association that interferes or might interfere with the independent exercise of his or her own individual best judgment, and with such employee’s obligation to perform his or her responsibilities in the best interest of the Company.

Specifically:

All employees shall deal with all suppliers, customers and all other persons doing business with the Company in a completely fair and objective manner without favor or preference based upon personal financial considerations.

1.	Employees shall not accept from or give to any supplier, customer or competitor any gift or entertainment except as permitted under “GIFTS AND ENTERTAINMENT.”

2.	No employee shall do business with a close relative on behalf of the Company, unless the transaction is on arms-length terms and is disclosed, in writing, to the General Counsel of the Company who determines that the transaction is not inconsistent with the purposes of this policy.

3.	No employee shall, directly or indirectly, own any material financial interest (which excludes publicly traded stocks that are purchased for personal investment purposes) in or hold any employment or managerial position with any firm or corporation which is a competitor of or which does or seeks to do business with the Company if such interest or position may influence any decision that such employee might make in the performance of his or her regular duties.

4.	No employee shall, directly or indirectly, hold any employment or managerial position with any firm or corporation which might interfere in the performance of his or her regular duties.

5.

All employees have the affirmative duty to disclose to the corporate officer responsible for their function the existence of any personal material financial interest (which excludes publicly traded stocks that are purchased for personal investment purposes) in or employment or managerial position with any firm or corporation which is a competitor of or which seeks to do or does business with the Company. Each corporate officer shall review each such case with the CEO of the Company, and they shall determine whether

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the existence of such interest or position is or may be in conflict with this policy or otherwise detrimental to the best interest of the Company or any of its operations. If it is determined that such conflict or detrimental effect may occur, such steps as are necessary to correct the situation will be immediately instituted.

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CONFIDENTIAL INFORMATION

The disclosure of Confidential Information regarding Company business whether intentional or accidental, can adversely affect the financial stability of the Company and the job security of its employees.

Because of this risk of harm to the Company and its employees, no employee shall, without the written consent of the Company, during the term of employment or thereafter, use, directly or indirectly, for the benefit of such employee or others, or disclose to others, any Confidential Information obtained during the course of employment.

“Confidential Information” means all discoveries, inventions, improvements and innovations, whether or not patentable or copyrightable, methods, processes, techniques, practices, computer software, equipment, research data, marketing and sales information, personnel data, customer lists, financial data, plans and all other know-how and trade secrets which are in the possession of the Company and which have not been published or disclosed to the general public.

Each employee shall promptly report to the appropriate immediate supervisor any attempt by outsiders to obtain Confidential Information or any unauthorized use or disclosure of Confidential Information by other employees.

PROPRIETARY RIGHTS ACKNOWLEDGMENT STATEMENT

In consideration of employment or, if now employed, the continuation of employment by the Company, or any of its subsidiaries, or any other corporation controlled directly or indirectly by the Company, each employee agrees as follows:

1.	I will disclose to the Company all proprietary property, including ideas, concepts, inventions, software, writings, mask works, processes, and/or improvements, whether patentable or unpatentable, made or conceived by me either solely or jointly with others during my employment by the Company and along the line of the businesses and investigations of the Company or resulting from or suggested by any work which I may do for the Company or at the Company’s request.

2.	I will assign and hereby do assign to the Company (or to the Company’s nominees) my entire right, title, and interest in all such proprietary property and in all patent applications covering such proprietary property protectable under copyright law shall be considered a “work made for hire.” To the extent that such proprietary property is protectable under copyright law, but does not constitute a “work made for hire,” I will assign and hereby do assign to the Company (or to the Company’s nominees) my entire right, title, and interest in all copyrights in such proprietary property.

3.	My obligation to assign rights to the Company under the preceding Paragraph 2 shall not include any rights in proprietary property developed entirely on my own time and without the use of any of the Company facilities or resources unless (a) the proprietary property so developed relates directly to any present business of the Company or to any actual or demonstrably anticipated business or investigation of the Company, or (b) the proprietary property so developed results from any work performed by me for the Company.

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4.	I will, both during and after my employment by the Company, assist the Company at the Company’s expense, in obtaining and enforcing any legal rights in proprietary property assigned or to be assigned to the Company or entrusted to the Company by any third party.

5.	I will, both during and after my employment by the Company, neither disclose to any other person or company without the permission of the Company nor use for any unauthorized purpose any confidential or proprietary information, including technical and business information of the Company or entrusted to the Company by any third party.

6.	Upon termination of my employment with the Company, I will not take from the Company any material, tangible or intangible, containing confidential or proprietary information of the Company or entrusted to the Company by any third party. Prior to such termination, I will return or deliver to the Company all such materials.

7.	I acknowledge that the Company requires that, in the performance of my duties for the Company, I shall not disclose or use any trade secrets or proprietary information of others. Accordingly, I agree not to disclose or use, in the performance of my duties for the Company, trade secrets or proprietary information in violation of the rights of others.

8.	If any provision of this Proprietary Rights Acknowledgment Statement is held to be void or unenforceable for any reason, such provision shall be disregarded and shall not affect any other provision of this Acknowledgment Statement, or a court may interpret such provision to be valid and enforceable to the extent permitted by law.

9.	This Proprietary Rights Acknowledgment Statement shall be binding on my executors, administrators, representatives, and assignees.

10.	This Proprietary Rights Acknowledgment Statement supersedes any prior agreement that I have as an employee of the Company covering proprietary property and/or confidential and proprietary information.

11.	I acknowledge that this Proprietary Rights Acknowledgment Statement is not intended and does not constitute a contract between me and the Company limiting the right of either of us to terminate my employment for any reason, with or without notice.

GIFTS AND ENTERTAINMENT

No employee shall seek or accept, or offer or give any payments, fees, loans, services or gifts from or to any person or firm as a condition or result of doing business with the Company.

The Company’s policy is intended to permit gifts of reasonable value; normal business meals and entertainment; the exchange of customary reciprocal courtesies between employees of the Company and their business associates; and similar customary and reasonable expenditures to promote general business goodwill. Reasonable expenditures for gifts to and the entertainment of business contacts by Company employees may be made if the expenditures have been appropriately authorized and are correctly recorded on the books of the paying entity. However, entertainment or gifts shall not be of substantial monetary value nor exceed that value customarily and openly provided by responsible competitors of the Company in the area involved.

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COMPANY ENDORSEMENTS AND TESTIMONIALS

No employee shall give an endorsement or testimonial on behalf of the Company without specific prior approval of the Marketing Services Department and, if warranted, the Legal Department, whether or not any payment or consideration is offered in return. This includes requests to use the Company’s name in any external or internal vendor company announcement. When seeking approval, you must disclose whether you have been offered or anticipate being offered any consideration. In certain instances, your manager or the Legal Department can require that you decline the consideration.

PERSONAL USE OF COMPANY PROPERTY

Company property is intended to be used for business purposes. However, limited personal use may be permissible when authorized by your manager and it does not:

•	Interfere with your work responsibilities or business operations.

•	Involve interests in personal outside business and/or other non-authorized organizations and activities (which may include soliciting or promoting personal commercial ventures and political or religious causes).

•	Lead to inappropriate costs to the company.

•	Violate the standards contained in this code, or any other Company policies and procedures, including the prohibitions and restrictions on the use of Company Proprietary and Confidential Information.

•	Violate any applicable laws, or infringe or misappropriate any Company or third party intellectual property rights.

ACCURACY, INTEGRITY OF BOOKS AND RECORDS AND PROTECTION OF COMPANY FUNDS

All Company books, records and accounts must accurately reflect the nature of the transactions recorded. All assets and liabilities of the Company must be recorded in the regular books of account. No undisclosed or unrecorded fund or asset shall be established in any amount for any purpose. No false or artificial entries shall be made for any purpose. No payment shall be made, or purchase price agreed to, with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

Each employee shall:

•	Protect all Company funds.

•	Abide by Company policies for the security of Company funds.

•	Ensure that the Company receives good value in exchange for Company funds or personal funds that will be reimbursed by the Company.

•	Only seek reimbursement for expenses that are reasonable, actual and authorized.

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•	Accurately, honestly and timely prepare records of funds and related transactions.

INSIDER TRADING AND CORPORATE DISCLOSURE POLICY

Inappropriately trading or passing on information about sensitive Company or business partner activities or opportunities can harm these partners and the Company’s corporate strategy, depriving us of valuable opportunities to improve our services to customers. In addition, trading on the basis of inside information, or passing inside information on to others who may trade (even if we receive no financial benefit), is a crime and can result in significant fines or imprisonment.

Each employee shall be responsible for reviewing and adhering to the Company’s Corporate Disclosure Policy located at Syniverse’s Intranet and Intraspect.

NON-DISCRIMINATION, EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

It is the policy of the Company to provide employment opportunities without regard to race, religion, color, national origin, sex, age, ancestry, citizenship, veteran status, marital status, sexual orientation or disability, or any other reason prohibited by the law, and to maintain a work environment free from harassment. Decisions as to hiring, promotion and other aspects of the employment relationship must be based solely upon job-related qualifications.

DRUG FREE WORKPLACE

It is the policy of the Company to provide a Drug Free Workplace and all employees shall comply with all applicable policies regarding the maintaining of a drug free work environment.

EXPORT AND DIRECT PAYMENTS

All employees will obtain appropriate authorization and/or licensing before:

•	Exporting any product, service, or technical information from the United States or moving it between or among countries. (Technical information can consist of manufacturing processes, product use or commercial and technical know-how, data or software.)

•	Providing any product, service or technical information to parties that previously have been denied an export license.

•	Discussing with or displaying to non-U.S. nationals any Company technical data, equipment or nonpublic information or its application, whether in the United States or abroad, either on Company or personal business.

•	Discussing or displaying any Company technical data, equipment or nonpublic information or its application while abroad, either on Company or personal business.

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Each employee will determine with the Legal Department situations that may require written assurance by non-U.S. recipients that they will abide by United States export control regulations.

No employee shall authorize or provide payments, related offers, or any other benefit to improperly influence an official outside the United States or other person’s decision-making to secure, retain, or direct business. Doing so could constitute a violation of United States and other countries’ laws and the Company’s standards.

IMPLEMENTATION OF THE CODE

Corporate Compliance Officer

The Director of Human Resources is the Corporate Compliance Officer responsible for implementation of the Company’s Code of Business Conduct.

Questions Regarding the Code

An employee who has a question regarding the applicability or interpretation of the Code should direct the question in writing or e-mail to:

•	His or her manager

•	A member of the Company’s senior management team

•	A member of the Company’s HR or Legal team

Questions may also be directed to the Corporate Compliance Officer.

Reporting of Violations

If an employee knows of a violation or possible violation of the Code, the employee should immediately report it in writing or e-mail to:

•	His or her manager

•	A member of the Company’s senior management team

•	A member of the Company’s HR or Legal team

Any manager receiving such a report must immediately advise the Corporate Compliance Officer. There shall be no reprisals for good faith reporting of actual or possible violations of the Code.

Investigation of Violations

All reported violations of the Code will be promptly investigated by the Company and will be treated confidentially to the extent consistent with the Company’s interests and its legal obligations. In certain instances, employees’ names may be provided to those involved in the investigations with a “need to know” about the situation.

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All investigations by the Company of wrongdoing will be directed by the Corporate Compliance Officer. Employees are expected to cooperate in the investigation of an alleged violation of the Code. If the result of the investigation indicates that corrective action is required, the Company will decide what steps it should take, including, when appropriate, legal proceedings, to rectify the problem and avoid the likelihood of its recurrence.

Discipline for Violations

Disciplinary actions may be taken for:

•	Authorization or participation in actions that violated the Code.

•	Failure to report a violation of the Code.

•	Refusal to cooperate in the investigation of a violation of the Code.

•	Failure by a violator’s manager(s) to detect and report a violation of the Code, if such failure reflects inadequate supervision or lack of oversight.

•	Retaliation against an individual for reporting a violation of the Code.

Corrective Action and Discipline

Employees who violate Company standards may be disciplined up to and including dismissal, as well as be subject to civil and criminal charges. If misconduct occurs, Syniverse is committed to taking prompt and responsive action to correct the situation and discipline responsible individuals.

Management employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to ensure compliance. Managers who have supervisory responsibility must use appropriate measures to ensure that disciplinary action for their employees is consistent and appropriate to the situation.

Acknowledgment

The Company requires that all employees sign the attached Acknowledgment confirming that they have received, read, understand, and agree to abide by the Code.

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Acknowledgment Form

The undersigned acknowledges that he/she has received, read, understands and agrees to abide by Syniverse Technologies, Inc.’s Code of Business Conduct, including, without limitation, the Proprietary Rights Acknowledgment Statement.

By:
Print Name:
Date:

Return form to HR at MC 8F

Syniverse Technologies, Inc. Code of Business Conduct